Exhibit 99.1

EQT CORPORATION

2020 LONG-TERM INCENTIVE PLAN

SECTION 1.            PURPOSES

1.01.           The purpose of the 2020 Long-Term Incentive Plan of EQT Corporation (the “Company”) is to assist the Company in attracting, retaining and motivating employees, officers, directors, and individual consultants of outstanding ability and to align their interests with those of the shareholders of the Company.

SECTION 2.           DEFINITIONS; CONSTRUCTION

2.01.           Definitions. In addition to the terms defined elsewhere in this Plan, the following terms as used in this Plan shall have the following meanings when used with initial capital letters:

2.01.1.            “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

2.01.2.            “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Other Equity-Based Awards or any other right or interest relating to Shares or cash granted to a Participant under this Plan.

2.01.3.            “Award Agreement” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Agreements may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under this Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.01.4.            “Board” means the Company’s Board of Directors.

2.01.5.            “Cause” means, unless otherwise determined by the Committee, or otherwise provided in an Award Agreement or Individual Agreement, when used with respect to the termination of employment of a Participant who is an employee of the Company or an Affiliate or with respect to the termination of service of a Participant who is a Consultant of the Company or an Affiliate, includes:

(i)                     the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his duties;

(ii)                   willful and repeated failures to substantially perform his assigned duties; or

(iii)                 a violation of any express significant policies of the Company.

For purposes of this Section 2.01.5, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, a Participant who at the time of his termination was an executive officer shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a duly-held meeting of the Board finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct set forth above in clauses (i), (ii) or (iii) of this Section 2.01.5.

2.01.6.            “Change of Control” has the meaning provided in Section 9.02.

2.01.7.            “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder. References to particular sections of the Code shall include any successor provisions.

2.01.8.            “Committee” means (i) with respect to Participants who are employees or Consultants of the Company, the Board or the Management Development and Compensation Committee or such other committee of the Board as may be designated by the Board to administer this Plan, as referred to in Section 3.01, provided, however, that any member of the Committee participating in the taking of any action under this Plan shall qualify as (A) a “non-employee director” as then defined under Rule 16b-3 of the Exchange Act or any successor rule and (B) an “independent” director under the rules of the New York Stock Exchange; or (ii) with respect to Participants who are Non-Employee Directors, the Board.

2.01.9.            “Common Stock” means shares of the Company’s common stock, without par value.

2.01.10.         “Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

2.01.11.         “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability” means “disability” as defined in Section 409(a)(2)(C) of the Code. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

2.01.12.         “Effective Date” has the meaning provided in Section 13.

2.01.13.         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.01.14.         “Fair Market Value” of shares of any stock, including Common Stock, or units of any other securities (herein “shares”), shall be the closing price per share for the date as of which the Fair Market Value is to be determined in the principal market in which such shares are traded, as quoted in the printed or the electronic version of The Wall Street Journal (or in such other reliable printed or electronic publication as the Committee, in its discretion, may determine to rely upon). If the Fair Market Value of shares on any date cannot be determined on the basis set forth in the preceding sentence, or if a determination is required as to the Fair Market Value on any date of property other than shares, the Committee shall determine the Fair Market Value of such shares or other property on such date by such method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code. The Fair Market Value shall be determined without regard to any restriction other than a restriction that, by its terms, will never lapse.

2.01.15.         “Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned to such term in the Individual Agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such Individual Agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given to such term in the applicable Award Agreement. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

2.01.16.         “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in this Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

2.01.17.         “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code and is designated as such in the Award Agreement relating thereto. If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option.

2.01.18.         “Independent Director” means a member of the Board who qualifies at any given time as an “independent” director under the applicable rules of each stock exchange on which the Shares are listed.

2.01.19.         “Individual Agreement” shall mean an employment, consulting, severance or similar agreement between a Participant and the Company or any of its Subsidiaries or Affiliates, and, after a Change of Control, a change of control or salary continuation agreement between a Participant and the Company or any of its Subsidiaries or Affiliates. If a Participant is a party to both an employment agreement and a change of control or salary continuation agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change of Control, and, the change of control or salary continuation agreement shall be the relevant “Individual Agreement” after a Change of Control.

2.01.20.         “Non-Employee Director” means a member of the Board who is not a common law employee of the Company or any of its Subsidiaries or Affiliates.

2.01.21.         “Non-Exempt Deferred Compensation” has the meaning provided in Section 12.02.

2.01.22.         “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

2.01.23.         “Option” means a right, granted under Section 6.02, to purchase Shares at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

2.01.24.         “Other Equity-Based Award” means an Award, granted under Section 6.07, that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or other equity of the Company or its Affiliates.

2.01.25.         “Outstanding Prior Plan Awards” mean Awards that were granted under a Prior Plan that remain outstanding as of the Effective Date.

2.01.26.         “Parent” means a corporation, limited liability company, partnership or other entity that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the foregoing, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

2.01.27.         “Participant” means an employee, Consultant or a Non-Employee Director of the Company or any Affiliate, who is granted an Award under this Plan; provided, however, that in the case of the death of a Participant, the term “Participant” refers to any legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

2.01.28.         “Performance Award” means any Award granted under this Plan that has performance-related vesting conditions.

2.01.29.         “Plan” means the EQT Corporation 2020 Long-Term Incentive Plan, as amended from time to time.

2.01.30.         “Prior Plans” means the EQT Corporation 2009 Long-Term Incentive Plan, as amended from time to time, the EQT Corporation 2014 Long-Term Incentive Plan, as amended from time to time, the Rice Energy Inc. 2014 Long-Term Incentive Plan, as amended from time to time, and the EQT Corporation 2019 Long-Term Incentive Plan, as amended from time to time.

2.01.31.         “Restricted Stock” means Shares, granted under Section 6.04, that are subject to certain restrictions and to risk of forfeiture.

2.01.32.         “Restricted Stock Unit” means the right granted to a Participant under Section 6.05 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

2.01.33.         “Returning Shares” has the meaning provided in Section 4.02.

2.01.34.         “Share Reserve” has the meaning provided in Section 4.01.

2.01.35.         “Shares” mean shares of Common Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Section 8), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

2.01.36.         “Stock Appreciation Right” means an Award granted under Section 6.03.

2.01.37.         “Subsidiary” means any corporation, limited liability company, partnership or other entity in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the chain owns stock or other ownership interests possessing at least fifty percent (50%) of the total combined voting power in one (1) of the other entities in the chain. Notwithstanding the foregoing, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

2.02.           Construction. For purposes of this Plan, the following rules of construction shall apply:

2.02.1.            The word “or” is disjunctive but not necessarily exclusive.

2.02.2.            Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to”.

2.02.3.            Words in the singular include the plural; words in the plural include the singular; words in the neuter gender include the masculine and feminine genders; and words in the masculine or feminine gender include the other and neuter genders.

2.02.4.            The titles and headings of the Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

SECTION 3.              ADMINISTRATION

3.01.           General. This Plan shall be administered by the Committee. References hereinafter to the Committee shall mean the Management Development and Compensation Committee of the Board (or other appointed committee) with respect to employee or Consultant Participants and the Board with respect to Non-Employee Director Participants.

3.02.           Powers of the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of this Plan:

(i)                  to designate Participants;

(ii)                to determine the type or types of Awards to be granted to each Participant;

(iii)               to determine the number of Awards to be granted, the number of Shares or amount of cash or other property to which an Award will relate, the terms and conditions of any Award (including any exercise price, grant price or purchase price, any limitation or restriction, any schedule for lapse of limitations, forfeiture restrictions or restrictions on exercisability or transferability, and accelerations or waivers thereof, in each case based on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv)               to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited, exchanged or surrendered;

(v)                to interpret and administer this Plan and any instrument or agreement relating to, or Award made under, this Plan;

(vi)               to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii)              to adopt, amend, suspend, waive and rescind such rules and regulations as the Committee may deem necessary or advisable to administer this Plan;

(viii)             to correct any defect, supply any omission or reconcile any inconsistency, and to construe and interpret this Plan, the rules and regulations, any Award Agreement or other instrument entered into or Award made under this Plan;

(ix)               to establish any “blackout” period that the Committee in its sole discretion, deems necessary or advisable;

(x)                to make all other decisions and determinations as may be required under the terms of this Plan or as the Committee may deem necessary or advisable for the administration of this Plan;

(xi)               to make such filings and take such actions as may be required from time to time by appropriate state, regulatory and governmental agencies; and

(xii)              to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any of its Affiliates may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of this Plan.

Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors hereunder shall (i) be subject to the applicable award limits set forth in Section 4.03, and (ii) be made only in accordance with the terms, conditions and parameters of a plan, program or policy for or resolution regarding the compensation of Non-Employee Directors as in effect from time to time that is approved by the Board, upon the recommendation of a committee of the Board consisting solely of Independent Directors.

Any action of the Committee with respect to this Plan shall be final, conclusive and binding on all persons, including the Company, Affiliates, Participants, any person claiming any rights under this Plan from or through any Participant, employees, officers, directors, individual consultants and shareholders, and shall be given the maximum deference permitted by applicable law. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by an officer, manager or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company and/or the Committee to assist in the administration of this Plan.

3.03.           Delegation. The Committee may delegate, including, in the case of the Board, delegation to the Corporate Governance Committee, within limits and subject to the terms it may establish from time to time, the authority to perform administrative functions under this Plan. The Committee may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be members of the Committee (including the Chief Executive Officer in his capacity as a director), the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers, Consultants and/or employees of the Company or any of its Affiliates to be recipients of Awards under this Plan, and (ii) determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to a special committee may not be made with respect to the grant of Awards to eligible Participants who are subject to Section 16 of the Exchange Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Board, and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.

SECTION 4.              SHARES SUBJECT TO THIS PLAN

4.01.           Shares Authorized. The maximum number of Shares that may be issued in respect of Awards granted under this Plan shall be (i) 7,200,000 Shares, plus (ii) any Shares that are available for issuance under the Prior Plans as of the Effective Date, plus (iii) any Returning Shares (as defined below), subject to adjustment as provided in Section 8 (collectively, the “Share Reserve”). The Share Reserve may be used for all forms of Awards hereunder and may also be used to settle Outstanding Prior Plan Awards to the extent Shares are not available under the applicable Prior Plan. Each Share issued under this Plan pursuant to an Award, or to settle an Outstanding Prior Plan Award, other than (A) an Option or other purchase right for which the Participant pays the Fair Market Value for such Share measured as of the Grant Date, or (B) a Stock Appreciation Right having a base price equal to or in excess of the Fair Market Value of a Share as of the Grant Date, shall reduce the Share Reserve by two (2) Shares. From and after the Effective Date, no further awards shall be granted under the Prior Plans and the Prior Plans shall remain in effect only so long as Outstanding Prior Plan Awards shall remain outstanding.

4.02.           Share Counting.

(i)                  For purposes of Section 4.01, the number of Shares to which an Award relates shall be counted against the Share Reserve at the Grant Date of the Award, unless such number of Shares cannot be determined at that time, in which case the number of Shares actually distributed pursuant to the Award shall be counted against the Share Reserve at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the Share Reserve in accordance with procedures adopted by the Committee or its designee so as to ensure appropriate counting, but to avoid double counting.

(ii)                If any Shares to which an Award relates or, on or after the Effective Date, Shares subject to any Outstanding Prior Plan Awards are (A) forfeited, cancelled or payment is made to the Participant in the form of cash, cash equivalents or other property other than Shares or (B) otherwise terminate without payment being made to the Participant in the form of Shares, any Shares counted against the Share Reserve with respect to such Award or Outstanding Prior Plan Award shall, to the extent of any such forfeiture or termination, be added back to the Share Reserve (such Shares, the “Returning Shares”).

(iii)              Notwithstanding the foregoing, the following Shares shall not be added back to the Share Reserve: (A) Shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Award, to pay the exercise price of an Award, (B) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation, (C) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, or (D) Shares repurchased on the open market with the proceeds of the exercise price of an Option. Subject to applicable stock exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under this Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and shall not count against the Share Reserve. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares, including Shares repurchased by the Company for purposes of this Plan.

4.03.           Limitation on Awards. Notwithstanding any provision in this Plan to the contrary (but subject to adjustment as provided in Section 8):

(i)                  Incentive Stock Options. The maximum aggregate number of Shares subject to Incentive Stock Options granted under this Plan over the term of this Plan to all Participants shall be 10,000,000.

(ii)                Awards to Non-Employee Directors. The maximum value associated with Awards granted under this Plan in any calendar year to any one (1) Non-Employee Director shall be $500,000.

4.04.           Minimum Vesting Provisions. No Award (or any portion thereof) granted to any Participant shall vest prior to the first (1st) anniversary of the Grant Date (or, if earlier, but solely in respect of grants to Non-Employee Directors, the next annual meeting of shareholders that occurs 50 weeks or more after the Grant Date); provided, however, that, subject to adjustment as provided in Section 8 and the share counting rules of Section 4.02, (i) up to five percent (5%) of the maximum number of Shares available for issuance under the Plan may be granted pursuant to the Plan without being subject to the foregoing restrictions, and (ii) any dividends or dividend equivalents issued in connection with any Award granted at any time under the Plan shall not be subject to or counted for either such restrictions or such five percent (5%) share issuance limit.

SECTION 5.              ELIGIBILITY

Awards may be granted only to individuals who are active employees (including employees who also are directors or officers), Consultants or Non-Employee Directors of the Company or any of its Affiliates; provided, however, that Incentive Stock Options may be granted only to eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Sections 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code.

SECTION 6.              SPECIFIC TERMS OF AWARDS

6.01.           General. Subject to the terms of this Plan and any applicable Award Agreement, Awards may be granted as set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, before, at or after the Grant Date (subject to the terms of Section 10), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including separate escrow provisions and terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant. Except as required by applicable law, Awards may be granted for no consideration other than prior and/or future services.

6.02.           Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)                  Exercise Price. The exercise price per Share of an Option (other than an Option issued as a substitute for an award granted by a company acquired by the Company) shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of such Option.

(ii)                Option Term. The term of each Option shall be determined by the Committee, except that no Option (other than Nonstatutory Stock Options granted to Participants outside the United States) shall be exercisable after the expiration of ten (10) years from the Grant Date. Each Option shall be evidenced by a form of Award Agreement and subject to the terms thereof.

(iii)              Times and Methods of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (subject to Section 4.04), the methods by which the exercise price may be paid or deemed to be paid and the form of such payment. As determined by the Committee before, at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (A) cash or cash equivalents, (B) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (C) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (D) broker-assisted market sales, or (E) any other “cashless exercise” arrangement.

(iv)               Incentive Stock Options. The terms of any Incentive Stock Options granted under this Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than ten percent (10%) of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than one hundred ten percent (110%) of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

Notwithstanding any other provision contained in this Plan or in any Award Agreement, but subject to the possible exercise of the Committee’s discretion contemplated in the last sentence of this Section 6.02(iv), the aggregate Fair Market Value, determined as of the Grant Date, of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the corporation employing such employee, any Parent or Subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000. If the date on which one (1) or more of such Incentive Stock Options could first be exercised would be accelerated pursuant to any provision of this Plan or any Award Agreement, and the acceleration of such exercise date would result in a violation of the restriction set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such Incentive Stock Options shall be accelerated only to the date or dates, if any, that do not result in a violation of such restriction and, in such event, the exercise dates of the Incentive Stock Options with the lowest exercise prices shall be accelerated to the earliest such dates. The Committee may, in its discretion, authorize the acceleration of the exercise date of one (1) or more Incentive Stock Options even if such acceleration would violate the $100,000 restriction set forth in the first sentence of this paragraph and even if such Incentive Stock Options are thereby converted in whole or in part to Nonstatutory Stock Options.

(v)                Termination of Employment or Service. In the case of Participants who are employees or Consultants, unless otherwise determined by the Committee or reflected in the Award Agreement or an Individual Agreement:

(A)               If a Participant shall die while employed by or providing services to the Company or any of its Affiliates or during a period following termination of employment or service during which an Option otherwise remains exercisable under this Section 6.02(v) or terminates employment or service due to Disability, Options granted to the Participant, to the extent exercisable at the time of the Participant’s death or termination of employment or service due to Disability, may be exercised within one (1) year after the date of the Participant’s death or termination due to Disability, but not later than the expiration date of the Option, by the Participant, the executor or administrator of the Participant’s estate, or the person or persons to whom the Participant shall have transferred such right by will, by the laws of descent and distribution or, if permitted by the Committee, by inter vivos transfer.

(B)               If the employment of an employee Participant with the Company or any of its Affiliates shall be involuntarily terminated under circumstances that would qualify the Participant for benefits under any Company severance plan or arrangement, Options granted to the Participant, to the extent exercisable at the date of the Participant’s termination of employment, may be exercised within ninety (90) days after the date of termination of employment, but not later than the expiration date of the Option.

(C)               Subject to Section 9, if the Participant voluntarily terminates employment or service with the Company or any of its Affiliates for any reason, including retirement, Options granted to the Participant, whether exercisable or not, shall terminate immediately upon the termination of employment or service of the Participant.

(D)               Except to the extent an Option remains exercisable under paragraph (A) or (B) above or under Section 9, any Option granted to a Participant shall terminate immediately upon the termination of employment or service of the Participant with the Company and/or any of its Affiliates.

(vi)               Prohibition on Repricing. Except as otherwise provided in Section 8, without the prior approval of shareholders of the Company: (A) the exercise price of an Option may not be reduced, directly or indirectly, (B) an Option may not be cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise or base price that is less than the exercise price of the original Option, and (C) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(vii)             Code Section 409A Limits. Notwithstanding anything in this Plan or any Award Agreement, no Option shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(viii)           Reload Rights. No Option shall be granted with reload rights.

6.03.           Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights on the following terms and conditions:

(i)                  Base Price. The base price for Stock Appreciation Rights shall be such price as the Committee, in its sole discretion, shall determine, but the base price for a Stock Appreciation Right (other than one issued as a substitute for an award granted by a company acquired by the Company) shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock covered by the Stock Appreciation Right on the Grant Date.

(ii)                Payment of Stock Appreciation Rights. Stock Appreciation Rights shall entitle the Participant upon exercise to receive the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the base price of the Stock Appreciation Right, multiplied by the number of Shares in respect of which the Stock Appreciation Right shall have been exercised. In the sole discretion of the Committee, the Company may pay all or any part of its obligation arising out of a Stock Appreciation Right exercise in cash, Shares or any combination thereof. Payment shall be made by the Company upon the date of exercise.

(iii)              Term and Exercise of Stock Appreciation Rights. The term of any Stock Appreciation Right granted under this Plan shall be for such period as the Committee shall determine, but (except for those granted to Participants outside the United States) no Stock Appreciation Right shall be exercisable for more than ten (10) years from the Grant Date thereof. Each Stock Appreciation Right shall be subject to earlier termination under the rules applicable to Options as provided in Section 6.02(v). Each Stock Appreciation Right granted under this Plan shall be exercisable on such date or dates during the term thereof and for such number of Shares as may be provided in the Award Agreement.

(iv)               Prohibition on Repricing. Except as otherwise provided in Section 8, without the prior approval of shareholders of the Company: (A) the base price of a Stock Appreciation Right may not be reduced, directly or indirectly, (B) a Stock Appreciation Right may not be cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise or base price that is less than the base price of the original Stock Appreciation Right, and (C) the Company may not repurchase a Stock Appreciation Right for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Stock Appreciation Right is lower than the base price per share of the Stock Appreciation Right.

(v)                Code Section 409A Limits. Notwithstanding anything in this Plan or any Award Agreement, no Stock Appreciation Right shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Stock Appreciation Right.

6.04.           Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)                  Issuance and Restrictions. Subject to Section 4.04, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including limitations on the right to vote Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee shall determine before, at or after the Grant Date.

(ii)                Forfeiture. Except as otherwise determined by the Committee before, at or after the Grant Date, upon termination of employment or service during the applicable restriction period or upon failure to satisfy a performance condition during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company for no consideration; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, that restrictions on Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)              Certificates for Shares. Restricted Stock granted under this Plan may be evidenced in such manner as the Committee shall determine, including issuance of certificates representing Shares, which may be held in escrow or recorded in book entry form. Certificates representing Shares of Restricted Stock, if any, shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(iv)               Dividends on Restricted Stock. The Committee may provide that ordinary cash dividends declared on the Shares of Restricted Stock before they are vested will be forfeited, accrued or reinvested in additional Shares (subject to Share availability under Section 4.01). Dividends accrued or reinvested in additional Shares shall be subject to the same vesting provisions applicable to the underlying Award. In no event shall dividends with respect to Restricted Stock be paid or distributed until the vesting provisions of such Restricted Stock lapse. To the extent that dividends are deemed to be reinvested in additional Shares, such additional Shares shall, at the time of such deemed reinvestment, be included in the number of Shares as to which the underlying Award relates for purposes of the share limits under Sections 4.01, 4.03 and 4.04. Unless otherwise provided in the applicable Award Agreement, any dividends accrued on Shares of Restricted Stock will be paid or distributed no later than the fifteenth day of the third month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture.

6.05.           Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants on the following terms and conditions:

(i)                  Issuance and Restrictions. An Award of Restricted Stock Units represents the right to receive Shares (or the equivalent value in cash or other property if the Committee so provides) in the future. Any vesting restrictions placed on the Award shall be subject to Section 4.04.

(ii)                Forfeiture. Except as otherwise determined by the Committee before, at or after the Grant Date, upon termination of employment or service during the applicable restriction period or upon failure to satisfy a performance condition during the applicable restriction period, Restricted Stock Units that at that time are subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, that restrictions on Restricted Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)              Payment. Unless otherwise determined by the Committee and provided in an Award Agreement, during the two and one-half (2 ½) months following the end of the calendar year in which vesting occurs, the Company shall pay to the Participant in cash an amount equal to the number of Restricted Stock Units vested multiplied by the Fair Market Value of a Share of the Common Stock on such date. Notwithstanding the foregoing sentence, the Committee shall have the authority, in its discretion, to determine that the obligation of the Company shall be paid in Shares or part in cash and part in Shares.

6.06.           Performance Awards. The Committee is authorized to grant any Award under this Plan, including cash-based Awards and Other Equity-Based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Performance Awards are subject to the following terms and conditions:

(i)                  Terms. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 4.03, and to designate the terms and conditions of such Performance Awards as provided in Section 3.02. All Performance Awards shall be evidenced by an Award Agreement.

(ii)                Performance Goals. The Committee may establish performance goals for Performance Awards based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, one or more Subsidiaries or other Affiliates, any branch, department, business unit or other portion thereof, and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Company performance or other measures selected or defined by the Committee before, at or after the Grant Date. Such performance goals may be based on, without limitation, the following criteria:

•	earnings per share
•	revenue
•	expenses
•	return on equity
•	return on total capital
•	return on assets
•	earnings (such as net income, EBIT and similar measures)
•	cash flow (such as EBITDA, EBITDAX, after-tax cash flow and similar measures)
•	share price
•	economic value added
•	debt reduction
•	gross margin
•	operating income
•	volumes metrics (such as volumes sold, volumes produced, volumes transported and similar measures)
•	land metrics (such as acres acquired, land permitted, land cleared and similar measures)
•	drilling and well metrics (such as number of gross or net wells drilled, number of horizontal wells drilled, cost per well and similar measures)
•	operating efficiency metrics (such as lease operating expense and other unit operating expense measures, general and administrative expense (“G&A”) per Mcf, G&A per customer and other G&A metrics, , lost and unaccounted for gas metrics, days from completed well to flowing gas and similar measures)
•	reserves, reserve replacement ratios and similar measures
•	customer service measures (such as wait time, on-time service, calls answered and similar measures)
•	total shareholder or unitholder return

Performance goals may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth or reduction from period to period or growth or reduction rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo, the reduction of expenses or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance measures may but need not be determinable in conformance with generally accepted accounting principles.

(iii)              Permitted Adjustments. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or any of its Affiliates conducts its business has occurred, or other events or circumstances have rendered performance goals to be unsuitable, the Committee may modify such performance goals, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (A) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (B) make a cash payment to the Participant in an amount determined by the Committee.

(iv)               Payment. Unless otherwise determined by the Committee and provided in an Award Agreement, during the two and one-half (2 ½) months following the end of the calendar year in which vesting occurs, the Company shall pay to the Participant in cash an amount equal to the value of the Performance Award earned as of such vesting date in cash, Shares of Common Stock or the Fair Market Value of other property as determined by the Committee in its discretion.

6.07.           Other Equity-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or other equity of the Company or its Affiliates, as deemed by the Committee to be consistent with the purposes of this Plan, including purchase rights, awards of Shares or other equity of the Company or its Affiliates that are not subject to any restrictions or conditions (but only within the limits imposed in Section 4.04), convertible securities, exchangeable securities or other rights convertible or exchangeable into Shares or other equity of the Company or its Affiliates, as the Committee in its discretion may determine. In the discretion of the Committee, such Other Equity-Based Awards, including Shares, or other types of Awards authorized under this Plan, may be used in connection with, or to satisfy obligations of the Company or any of its Affiliates under, other compensation or incentive plans, programs or arrangements of the Company or any of its Affiliates for eligible Participants. The Committee shall determine the terms and conditions of Other Equity-Based Awards.

6.08.           Dividend Equivalents. The Committee is authorized to grant dividend equivalents with respect to any Awards granted hereunder (other than Options or Stock Appreciation Rights), subject to such terms and conditions as may be selected by the Committee; provided, however, that, no dividend equivalents shall be paid or distributed in advance of the vesting of the underlying Award. For the avoidance of doubt, dividend equivalents shall only be earned and paid if and to the extent that the underlying Award vests or is earned. Dividend equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of Shares subject to the Award, as determined by the Committee. The Committee may provide that dividend equivalents will be deemed to have been reinvested in additional Shares (subject to Share availability under Section 4.01). To the extent that dividend equivalents are deemed to be reinvested in additional Shares with respect to an Award, such additional Shares shall, at the time of such deemed reinvestment, be included in the number of Shares as to which the underlying Award relates for purposes of the share limits under Sections 4.01, 4.03 and 4.04. Unless otherwise provided in the applicable Award Agreement, any dividend equivalents granted with respect to an Award hereunder (other than Options or Stock Appreciation Rights, which shall have no dividend equivalents) shall be paid or distributed no later than the fifteenth day of the third month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such dividends equivalents is no longer subject to a substantial risk of forfeiture.

SECTION 7.             PROVISIONS APPLICABLE TO ALL AWARDS

7.01.           Stand-Alone, Tandem and Substitute Awards. Awards granted under this Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in tandem with, any other Award granted under this Plan or any award granted under any other plan, program or arrangement of the Company or any of its Affiliates (subject to the terms of Section 10) or any business entity acquired or to be acquired by the Company or any of its Affiliates, except that an Incentive Stock Option may not be granted in tandem with other Awards or awards. Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

7.02.           Transfer of Employee Participant; Change in Status. The transfer of an employee Participant from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another, shall not be considered a termination of employment unless otherwise determined by the Committee, taking into consideration the applicable rules under Section 409A of the Code. Furthermore, a Participant’s change in status in relation to the Company or its Subsidiaries or Affiliates (for example, a change from employee to consultant, or vice versa) shall not be deemed a termination of employment or service hereunder with respect to any Awards constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a termination of employment or service unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code.

7.03.           Forfeiture Events. Awards under this Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.

7.04.           Form of Payment of Awards. Subject to the terms of this Plan and any applicable Award Agreement, payments or substitutions to be made by the Company upon the grant, exercise or other payment or distribution of an Award may be made in such forms as the Committee shall determine before, at or after the Grant Date (subject to the terms of Section 10), including cash, Shares, or other property or any combination thereof, in each case in accordance with rules and procedures established, or as otherwise determined, by the Committee.

7.05.           Limits on Transfer of Awards; Beneficiaries. No right or interest of a Participant in any Award shall be pledged, encumbered or hypothecated to or in favor of any person other than the Company, or shall be subject to any lien, obligation or liability of such Participant to any person other than the Company or any of its Affiliates. Except to the extent otherwise determined by the Committee with respect to Awards other than Incentive Stock Options, no Award and no rights or interests therein shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution. A beneficiary, guardian, legal representative or other person claiming any rights under this Plan from or through any Participant shall be subject to all the terms and conditions of this Plan and any Award Agreement applicable to such Participant as well as any additional restrictions or limitations deemed necessary or appropriate by the Committee. In no event may an Award be transferred for value or consideration.

7.06.           Registration and Listing Compliance. No Award shall be paid and no Shares or other securities shall be distributed with respect to any Award except in a transaction that complies with the registration requirements (or an exemption therefrom) under the Securities Act of 1933, as amended, and any state securities law and the listing requirements under any listing agreement between the Company and any national securities exchange. No Award shall confer upon any Participant rights to such payment or distribution until such laws and contractual obligations of the Company have been complied with in all material respects. Except to the extent required by the terms of an Award Agreement or another contract between the Company and the Participant, neither the grant of any Award nor anything else contained herein shall obligate the Company to take any action to comply with any requirements of any such securities laws or contractual obligations relating to the registration (or exemption therefrom) or listing of any Shares or other securities, whether or not necessary in order to permit any such payment or distribution.

7.07.           Evidence of Ownership; Trading Restrictions. Shares delivered under the terms of this Plan may be recorded in book entry or electronic form or issued in the form of certificates. Shares delivered under the terms of this Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which Shares are listed or quoted. The Committee may cause a legend or legends to be placed on any such certificates or issue instructions to the transfer agent to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to Shares. In addition, during any period in which Awards or Shares are subject to restrictions or limitations under the terms of this Plan or any Award Agreement, the Committee may require any Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Company or such other person as the Committee may designate.

SECTION 8.             ADJUSTMENT PROVISIONS

8.01.           Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Shares to change (including any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the Committee shall make such adjustments to this Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under this Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

Without limiting the foregoing, in the event of a subdivision of the outstanding Shares (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Shares into a lesser number of Shares, the authorization limits under Sections 4.01, 4.03 and 4.04 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

8.02.           Discretionary Adjustments. In the event of any corporate event or transaction involving the Company (including any merger, reorganization, recapitalization, combination or exchange of Shares, or any transaction described in Section 8.01), the Committee may make such adjustments to this Plan and Awards as it deems appropriate or equitable, in its sole discretion. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under this Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the generality of the foregoing, the Committee may provide that (A) Awards will be settled in cash or other property rather than Shares, (B) Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (C) Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (D) outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Shares, as of a specified date associated with the transaction (or the per-share transaction price), over the exercise or base price of the Award, (E) performance goals and performance periods for Performance Awards will be modified, or (F) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

8.03.           General.

(i)                  Incentive Stock Options. To the extent that any adjustments made pursuant to this Section 8 would cause Incentive Stock Options to cease to qualify as Incentive Stock Options, or cause a modification, extension or renewal of such Options within the meaning of Section 424 of the Code, the Committee may (but need not) elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding Option as the Committee, in its discretion, shall deem equitable and that will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such Incentive Stock Options.

(ii)                Code Section 409A. All adjustments shall be made in a manner compliant with Section 409A of the Code. Without limiting the foregoing, the Committee shall not make any adjustments to outstanding Options or Stock Appreciation Rights that would constitute a modification or substitution of the stock right under Treas. Reg. §1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Section 409A of the Code.

SECTION 9.             CHANGE OF CONTROL PROVISIONS

9.01.           Treatment of Awards Upon a Change of Control. The provisions of this Section 9 shall apply in the case of a Change of Control, unless otherwise provided in the Award Agreement or Individual Agreement, the operative transaction agreements related to the Change of Control, or any separate agreement with a Participant governing an Award.

(i)                  Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity of the Change of Control (the “Surviving Entity”) or otherwise equitably converted or substituted in connection with a Change of Control, if within two (2) years after the effective date of the Change of Control, a Participant’s employment or service is terminated due to death or Disability or without Cause or the Participant resigns for Good Reason, then:

(A)               all of the Participant’s outstanding Options, Stock Appreciation Rights and other outstanding Awards (including Awards equitably converted or substituted in connection with a Change of Control) pursuant to which the Participant may have exercise rights shall become fully exercisable as of the date of such termination, and shall thereafter remain exercisable until the earlier of (1) the expiration of the original term of the Award and (2) the later of (i) ninety (90) days from the termination of employment or service and (ii) such longer period provided by the applicable Award Agreement;

(B)               all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse as of the date of the Participant’s termination, and such Awards shall be settled or paid within thirty (30) days after the date of the Participant’s termination; and

(C)               all performance criteria and other conditions to payment of the Participant’s outstanding Performance Awards shall be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the Participant’s termination, and payment of such Awards on that basis shall be made or otherwise settled or paid within thirty (30) days after the date of the end of the Participant’s termination;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award Agreements to the extent required by Section 409A of the Code.

With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Agreement includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

(ii)                Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change of Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee or the Board:

(A)               all outstanding Options, Stock Appreciation Rights and other outstanding Awards pursuant to which Participants may have exercise rights shall become fully exercisable as of the time of the Change of Control, and shall thereafter remain exercisable for a period of ninety (90) days or until the earlier expiration of the original term of the Award;

(B)               all time-based vesting restrictions on outstanding Awards shall lapse as of the time of the Change of Control, and such Awards shall be settled or paid at the time of the Change of Control; and

(C)               all performance criteria and other conditions to payment of outstanding Performance Awards shall be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the Change of Control (or as of the time of the Change of Control, in the case of Performance Awards in which the performance condition is measured by stock or unit price or total shareholder or unitholder return), and payment of such Awards on that basis shall be made or otherwise settled at the time of the Change of Control;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award Agreements to the extent required by Section 409A of the Code.

To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

(iii)              For the purposes of this Plan, an Award shall be considered assumed by the surviving entity or otherwise equitably converted or substituted if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

9.02.           Definition of Change of Control. For purposes of this Plan, a “Change of Control” of the Company shall mean any of the following events:

(i)                  The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of, respectively, the then outstanding Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Common Stock and voting power immediately prior to such sale or disposition;

(ii)                The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty percent (20%) or more of the outstanding Shares or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board; provided, however, that the following shall not constitute a Change of Control: (A) any acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries and (B) an acquisition by any person or group of persons of not more than forty percent (40%) of the outstanding Shares or the combined voting power of the then outstanding voting securities of the Company if such acquisition resulted from the issuance of capital stock by the Company and the issuance and the acquiring person or group was approved in advance of such issuance by at least two-thirds (2/3) of the Continuing Directors (as defined below) then in office;

(iii)              The Company’s termination of its business and liquidation of its assets;

(iv)               There is consummated a merger, consolidation, reorganization, share exchange or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction: (A) all or substantially all of the persons who were the beneficial owners of the outstanding Common Stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than sixty percent (60%) of the outstanding Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets through one or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the Common Stock and other voting securities of the Company immediately prior to the consummation of the transaction, (B) no person (other than (1) the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether the foregoing clause (A) is satisfied in connection with the transaction, such Parent Company, or (2) any person or group that satisfied the requirements of the foregoing Section (ii)(B)) beneficially owns, directly or indirectly, twenty percent (20%) or more of the outstanding Shares or the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (C) individuals who were members of the Board immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether the foregoing clause (A) is satisfied in connection with the transaction, such Parent Company); or

(v)                The following individuals (sometimes referred to herein as “Continuing Directors”) cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved.

SECTION 10.           AMENDMENTS TO AND TERMINATION OF THIS PLAN

The Board may amend, alter, suspend, discontinue or terminate this Plan without the consent of shareholders or Participants, except that, without the approval of the shareholders of the Company, no amendment, alteration, suspension, discontinuation or termination shall be made if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Shares may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to Participants, increases the number of Shares available under this Plan or modifies the requirements for participation under this Plan, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that, without the consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of this Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him. The Committee may, consistent with the terms of this Plan, waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him. Without the prior approval of the shareholders of the Company, this Plan may not be amended to permit: (i) the exercise price or base price of an Option or Stock Appreciation Right to be reduced, directly or indirectly, (ii) an Option or Stock Appreciation Right to be cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise or base price that is less than the exercise price or base price of the original Option or Stock Appreciation Right, or (iii) the Company to repurchase an Option or Stock Appreciation Right for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or Stock Appreciation Right is lower than the exercise price or base price of the Option or Stock Appreciation Right.

SECTION 11.           GENERAL PROVISIONS

11.01.        No Right to Awards; No Shareholder Rights. No Participant, employee, officer, director or individual consultant shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of Participants, employees, officers, directors or individual consultants except as provided in any other compensation, fee or other arrangement with the Participant, employee, officer, director or individual consultant. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such Participant in connection with such Award.

11.02.        Withholding. The Company or any of its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of this Plan. The obligations of the Company under this Plan shall be conditioned on such payment or arrangements and the Company or such Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award a number of such Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee or its designee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

11.03.        No Right to Employment or Continuation of Service. Nothing contained in this Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any Participant any right to continue in the employ or service of the Company or to interfere in any way with the right of the Company or, as applicable, shareholders to terminate a Participant’s employment or service at any time or increase or decrease his compensation, fees or other payments from the rate in existence at the time of granting of an Award, except as provided in any Award Agreement or other compensation, fee or other arrangement with the Participant.

11.04.        Unfunded Status of Awards; Creation of Trusts. This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under this Plan to deliver cash, Shares or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of this Plan unless the Committee otherwise determines. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

11.05.        Relationship to Other Benefits. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any of its Affiliates unless provided otherwise in such other plan. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements (which may include, without limitation, employment agreements with executives and arrangements that relate to Awards under this Plan), and such arrangements may be either generally applicable or applicable only in specific cases. Notwithstanding anything in this Plan to the contrary, the terms of each Award shall be construed so as to be consistent with such other arrangements in effect at the time of the Award.

11.06.        Fractional Shares. Unless the Committee determines otherwise, fractional Shares shall be issuable pursuant to this Plan or any Award. The Committee may determine on a case-by-case basis that fractional Shares shall be eliminated by rounding up or down; provided, however, that if such rounding would constitute a modification or substitution of an Option or Stock Appreciation Right under Treas. Reg. §1.409A-1(b)(5)(v) or disqualify an Incentive Stock Option under Section 424 of the Code, the Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

11.07.        Governing Law. The validity, interpretation, construction and effect of this Plan and any rules and regulations relating to this Plan shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of laws thereof), and applicable federal law.

11.08.        Severability. If any provision of this Plan or any Award is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws. If such provision cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or Award, it shall be deleted and the remainder of this Plan or Award shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under this Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.

11.09.        No Limitation on Rights of the Company. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. This Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under this Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to any of its Affiliates, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of this Plan.

11.10.        Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16(b) of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). In addition, the Company intends any transaction by which a Participant sells Shares issued in respect of the vesting or exercise of any Award granted hereunder for the purpose of settling any withholding tax liability of such Participant (commonly referred to as a “net settlement”, “net exercise”, “sell to cover” or “broker-assisted cashless exercise” transaction) that would otherwise be subject to Section 16(b) of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

SECTION 12.           SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE

12.01.        General. It is intended that the payments and benefits provided under this Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan and all Award Agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under this Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of this Plan or any Award.

12.02.        Definitional Restrictions. Notwithstanding anything in this Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under this Plan or any Award Agreement by reason of the occurrence of a Change of Control, or the Participant’s Disability or separation from service, such amount or benefit shall not be payable or distributable to the Participant, and/or such different form of payment shall not be effected, by reason of such circumstance unless the circumstances giving rise to such Change of Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a change of control, disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

12.03.        Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. §1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service shall be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions shall resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

12.04.        Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. §1.409A-2(b)(2)(iii) (or any successor thereto).

12.05.        Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment or service; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such sixty (60)-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 12.03 above, (i) if such sixty (60)-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such sixty (60)-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such sixty (60)-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

12.06.        Permitted Acceleration. The Company (acting through the Committee) shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. §1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. §1.409A-3(j)(4).

12.07.        Allocation Among Possible Exemptions. If any one or more Awards granted under this Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. §1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Senior Vice President, Human Resources (or officer holding an equivalent position)) shall determine which Awards or portions thereof will be subject to such exemptions.

SECTION 13.           EFFECTIVE DATE AND TERM OF THIS PLAN

The effective date and date of adoption of this Plan shall be the date of the Company’s Annual Meeting of Shareholders in 2020 (the “Effective Date”), provided that this Plan has been adopted by the Board and is approved by a majority of the votes cast at such Annual Meeting at which a quorum representing a majority of the outstanding voting stock of the Company is, either in person or by proxy, present and voting. Absent additional shareholder approval, (i) no Incentive Stock Option may be granted under this Plan subsequent to January 15, 2030 and (ii) no other Award may be granted under this Plan subsequent to the Company’s Annual Meeting in 2030.

[End of Plan Document]